Exhibit 99.1
AMENDMENT NO. 2
TO
EMPLOYMENT AGREEMENT
          THIS AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT, dated as of December 6, 2006 (this “AMENDMENT”), amends that certain EMPLOYMENT AGREEMENT dated as of February 14, 2003 by and between MOTORCAR PARTS OF AMERICA, INC., a New York corporation formerly known as MOTORCAR PARTS & ACCESSORIES, INC. (the “COMPANY”), and Selwyn Joffe, an individual (“EXECUTIVE”) (as amended by that certain Amendment No. 1 to Employment Agreement dated as of April 22, 2005, the “EMPLOYMENT AGREEMENT”), and is made and entered into with reference to the following facts (all capitalized terms not otherwise defined herein have the respective meanings assigned to them in the EMPLOYMENT AGREEMENT):
          WHEREAS, the COMPANY and EXECUTIVE desire to amend the EMPLOYMENT AGREEMENT to extend the term of EXECUTIVE’S employment.
          NOW, THEREFORE, the parties hereby agree as follows:
     1. Amendments to Employment Agreement.
(a)	Section 2 is hereby amended by replacing “March 31, 2008” with “August 30, 2009.”

(b)	Section 7(c) is hereby amended and restated in its entirety to read as follows:
“During the EMPLOYMENT TERM the COMPANY shall provide to EXECUTIVE an automobile allowance in the amount of Fifteen Hundred Dollars ($1500.00) per month, payable monthly. In addition, all costs of operating the automobile, including fuel, oil, insurance, repairs, maintenance and other expenses, shall be the responsibility of the COMPANY.
     2. Notices. All notices, demands and other communications provided for under this AMENDMENT shall be in writing and shall be delivered in accordance with Section 14 of the EMPLOYMENT AGREEMENT.
     3. Legal Expenses. The COMPANY shall reimburse EXECUTIVE for all reasonable legal fees and disbursements incurred by EXECUTIVE in connection with the negotiation, preparation and execution of this AMENDMENT.
     4. Jurisdiction and Integration. This AMENDMENT shall be governed by and construed in accordance with the laws of the State of California, without regard to the principles of conflicts of law of such state. This AMENDMENT, together with the EMPLOYMENT AGREEMENT, contains the entire understanding between the parties hereto relating to the subject matter hereof and supersedes any prior understandings and agreements, whether oral or written, among the parties respecting such subject matter.
     5. Binding Agreement; Counterparts. This AMENDMENT shall be binding upon the parties hereto, their successors, assigns and legal representatives. This AMENDMENT may be executed in several counterparts, all of which together shall constitute one and the same agreement, binding on all of the parties, notwithstanding that all of the parties are not signatories to the original or same counterparts.
     6. Full Force and Effect. Except as expressly amended by this AMENDMENT, the EMPLOYMENT AGREEMENT shall continue in full force and effect in accordance with the provisions thereof. As used in the EMPLOYMENT AGREEMENT, “hereinafter” and “hereof,” and other words of similar import shall, unless the context otherwise requires, mean the EMPLOYMENT AGREEMENT as amended by this AMENDMENT. In the event of any conflict or inconsistency between the terms and conditions of the EMPLOYMENT AGREEMENT and the terms and conditions of this AMENDMENT, the terms and conditions of this AMENDMENT shall control.
          IN WITNESS WHEREOF, the undersigned parties have duly executed and delivered this AMENDMENT as of the date first above written.

MOTORCAR PARTS OF AMERICA, INC.

By:	/s/ MICHAEL UMANSKY

Name:	MICHAEL UMANSKY
Title:	VICE PRESIDENT AND GENERAL COUNSEL

/s/ SELWYN JOFFE

SELWYN JOFFE

ACKNOWLEDGED BY THE BOARD OF DIRECTORS OF MOTORCAR PARTS OF AMERICA, INC.:

/s/ RUDOLPH J. BORNEO

RUDOLPH J. BORNEO

/s/ PHILIP GAY

PHILIP GAY

/s/ MEL MARKS

MEL MARKS

/s/ IRV SIEGEL

IRV SIEGEL

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